UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2004

Tupperware Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-11657	36-4062333
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 2353, Orlando, Florida	32802
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 407-826-5050

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 (a)	Entry into a Material Definitive Agreement

Refer to disclosure under Item 2.03 (a) for pertinent details of agreement.

Item 2.03 (a)	Creation of a Direct Financial Obligation

On November 5, 2004, Tupperware Corporation (the Company) closed on a new committed revolving line of credit that permits borrowings up to $200 million and expires on November 4, 2009. The agreement includes an accordion feature whereby the Company may opt, with the lenders assent, to increase the borrowing base to $250 million. Borrowings under the agreement are due upon the expiration of the agreement or in the event of non compliance with covenants, may become immediately due and payable. There are no restrictions on prepayments. With the closing of this agreement, the Company’s previously existing $150 million line of credit that was originally to expire in April 2005 was terminated.

The primary parties to the agreement with the Company are

•	Bank of America, N.A. as the Administrative Agent, Swing Line Lender and L/C Issuer

•	Union Bank of California, N.A. and Keybank National Association as Co-Documentation Agents

•	Bank of America Securities LLC as Joint Lead Arranger and Sole Book Manager

•	J.P. Morgan Securities LLC as Joint Lead Arranger

•	Participating lenders are included in Exhibit 10.1

The Company maintains an ongoing business relationship with most of the participating lenders involving routine banking and foreign exchange services.

Also, Bank of America and J.P. Morgan Securities have led some of the Company’s prior debt and/or equity transactions. In addition, between 1997 and 2002, J.P. Morgan provided equity analyst coverage on the Company.

Based upon the Company’s current debt ratings, the agreement includes a facility fee of 0.2 percent of the total committed balance that is due and payable quarterly. Borrowings are subject to a variable interest rate of LIBOR plus 0.8 percentage points. Both the facility fee and borrowing rate increase or decrease in an inverse relationship to changes in the Company’s debt rating. The minimum facility fee and interest rate is 0.15 percent and LIBOR plus 0.6 percentage points, respectively; the maximums are .375 percent and LIBOR plus 1.625 percentage points.

The agreement contains reasonable and customary covenant restrictions that the Company will provide similar flexibility regarding financing and ability to pay dividends as under its prior agreement. Specifically, the Company is required to meet the following financial covenants:

•	Maintain an interest coverage ratio of greater than 4.0. The ratio is defined as EBITDA divided by gross interest expense. EBITDA represents earnings before income taxes, depreciation and amortization. EBITDA is further adjusted to exclude unusual, non-recurring gains as well as non-cash charges. The Company expects a year-end ratio of approximately 10.0.

•	Maintain a leverage ratio of less than 3.0. The ratio is defined as total debt divided by EBITDA. The Company expects a year-end ratio of less than 2.0.

•	Maintain a minimum adjusted net worth. Under the initial measurement that uses financial information as of the end of the third quarter, the minimum requirement was $148.0 million and the Company’s adjusted net worth was $231.5 million. The minimum is increased by 25 percent of the Company’s consolidated net income each quarter with no adjustment for losses. Adjusted net worth is adjusted for results of operations, primarily with increases for net income and decreases for dividends paid.

•	In order to pay dividends or acquire its own stock, the Company must maintain a fixed charge to coverage ratio of greater than 1.5 after considering the impact of the contemplated transaction. The fixed charge coverage ratio is defined as EBITDA divided by the sum of gross interest expense plus dividends paid. It is a rolling, twelve month calculation. Based upon projections, the Company expects that its fixed charge coverage ratio will be well in excess of 2.0 at year end.

A copy of the agreement is attached as Exhibit 10.1.

Item 5.02 (b)	Departure of Principal Officer; Appointment of Principal Officer

On November 3, 2004, the Company announced that Gaylin L. Olson, Group President, Asia Pacific and Emerging Markets would retire from that position at the end of 2004. He will remain involved with the Company for approximately six months until he turns 60 years old. At that point, he will establish a consulting relationship with the Company through the end of 2005. The Company also announced that David T. Halversen, Group President, Latin America and BeautiControl, would take on the additional responsibilities of Asia Pacific effective January 1, 2005.

A copy of the press release is attached as Exhibit 99.1.

Item 9.01 (c)	Exhibits

Exhibit 10.1	Form of credit agreement dated November 5, 2004 among Tupperware Corporation as the Borrower, Bank of America, N.A. as the Administrative Agent, Swing Line Lender and L/C Issuer, Union Bank of California, N.A. and Keybank National Association as Co-Documentation Agents, Banc of America Securities LLC as Joint Lead Arranger and Sole Book Manager, J.P. Morgan Securities, Inc as Joint Lead Arranger and Other Lenders Party Hereto.

Exhibit 10.2	Form of Guaranty agreement among Dart Industries Inc. and Tupperware Finance Company, B.V., subsidiaries of Tupperware Corporation, as Guarantors and Bank of America, N.A. as Administrative Agent for the Lenders.

Exhibit 99.1	Press release of Tupperware Corporation dated November 8, 2004. Tupperware announces Olson’s retirement; expands Halversen’s Group President role

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE CORPORATION (Registrant)

November 8, 2004

/S/ THOMAS M. ROEHLK
Thomas M. Roehlk
Senior Vice President, General Counsel and Secretary